                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




                                 January 8, 1999
             -----------------------------------------------------
                Date of Report (Date of earliest event reported)



                          Salton/Maxim Housewares, Inc.
           ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)




         Delaware                      0-19557            36-3777824
----------------------------         ------------    -------------------
(State or other jurisdiction         (Commission        (IRS Employer
         of incorporation)           File Number)    Identification No.)




            550 Business Center Drive, Mount Prospect, Illinois 60056
         ---------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



                                 (847) 803-4600
                       -----------------------------------
                         (Registrant's telephone number)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         Pursuant to an Agreement and Plan of Merger dated August 26, 1998 (the "Merger Agreement"), by and among Salton/Maxim Housewares, Inc. (the "Company"), Columbia Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), and Toastmaster Inc. ("Toastmaster"), the Company completed its acquisition of Toastmaster by means of a merger of Merger Sub with and into Toastmaster (the "Toastmaster Acquisition"), with Toastmaster remaining as the surviving corporation. The Toastmaster Acquisition was completed on January 7, 1999.

         Pursuant to the Merger Agreement, the Company paid Toastmaster shareholders $7.00 per share in cash, or a total purchase price of approximately $53.2 million, and refinanced approximately $57.8 million of Toastmaster's outstanding debt in connection with the acquisition.

         Toastmaster designs, manufactures, markets and services a wide array of kitchen and small household electrical consumer appliances and time products under the brand names of Toastmaster and Ingraham.

         The Company has identified numerous opportunities for revenue enhancements and cost savings that it believes it will be able to realize as a result of the Toastmaster Acquisition. The Company believes that it can use its competitive strengths and experience in product development and marketing to improve upon Toastmaster's product offerings, brand reputation and customer relations. For example, the Company intends to use it strong customer relationships to gain shelf space for Toastmaster's products with retailers where Toastmaster does not currently have substantial shelf space presence and to expand the shelf space and sales of Toastmaster's products with existing Toastmaster retailers by introducing certain of its products into Toastmaster's product lines.

         Although the Company currently plans to continue the production of certain kitchen and small household electrical appliances at Toastmaster's Macon, Missouri plant, the Company expects to implement its strategy of outsourcing certain appliances to overseas vendors. The Company believes that through its proven ability to source products overseas, it can achieve significant cost savings through more favorable product pricing and other terms. Other anticipated cost savings the Company has identified include advertising, ocean freight, warehousing and corporate overhead expenses.

         The Company's ability to achieve revenue enhancements and recognize cost savings from the acquisition of Toastmaster will depend to a significant extent on its ability to successfully integrate the operations of the Company and Toastmaster and other factors, including economic conditions and the retail environment.

         The purchase price for the Toastmaster Acquisition was determined as a result of arms-length negotiations between representatives of both the Company and Toastmaster. The Toastmaster Acquisition has been accounted for under the purchase method of accounting.

         To facilitate the acquisition of Toastmaster, the Company entered into an Amended and Restated Credit Agreement dated as of January 7, 1999 (the "Amended and Restated Credit Agreement") among the Company, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as advisor, arranger and book runner, Lehman Commercial Paper Inc., as syndication agent, Lehman Commercial Paper Inc., as administrative agent, and Fleet National Bank, as documentation agent. The Amended and Restated Credit Agreement provides for senior credit facilities (the "Senior Credit Facilities"), consisting of a $80.0 million senior secured revolving credit facility (the "Revolving Credit Facility") and a $45.0 million Tranche B Term Loan (the "Tranche B Term Loan").

         The Company paid the purchase price for the acquisition of Toastmaster, refinanced certain of Toastmaster's outstanding debt and paid certain related fees and expenses with available cash and borrowings of $50.0 million under the Revolving Credit Facility and $45.0 million under the Tranche B Term Loan.

         All amounts outstanding under the Revolving Credit Facility are payable on January 7, 2004. The $45.0 million Tranche B Term Loan is payable in 24 consecutive quarterly installments, in an amount equal to: $125,000 for the first 20 consecutive quarterly installments; and (2) $10,625,000 for the final four installments.

         Interest accrues on loans made under the Senior Credit Facilities at the Company's option at either (1) Eurodollar base rate plus an applicable margin ranging from 3.00% to 2.00% based upon the consolidated leverage of the Company or (2) the base rate, which is the highest of (x) Citibank, N.A.'s prime rate, (y) a rate based on the secondary market rate for three-month certificates of deposit plus 1.00% and (z) the federal funds rate plus 0.50%, plus an applicable margin ranging from 2.00% to 1.00% based upon the consolidated leverage of the Company. The post-default rate on outstanding loans is 2.00% above the otherwise applicable rate of interest.

         The aggregate amount outstanding under the Senior Credit Facilities will be prepaid by amounts equal to 100% of the net proceeds from certain indebtedness, a specified portion of asset sales by the Company and its subsidiaries and by 50% of cash flow in excess of certain expenditures, costs and payments commencing with the fiscal year ending June 26, 1999. Under certain circumstances, optional and mandatory prepayments of principal in respect of the Tranche B Term Loan may require a prepayment fee equal to (1) 2% of the amount of the principal prepaid if such prepayment occurs prior to the first anniversary of the consummation of the Toastmaster Acquisition and (2) 1% of the amount of principal prepaid if such prepayment occurs between the first and third anniversary of the consummation of the Toastmaster Acquisition. The Company may at its option reduce the amounts available under the Senior Credit Facility to the extent such amounts are unused or prepaid in certain minimum amounts.

         The Company pays certain administrative fees to Lehman Commercial Paper Inc. for its own account as well as a commitment fee and certain fees relating to letters of credit to Lehman

Commercial Paper Inc. for its own account and the account of the other lenders under the Senior Credit Facilities.

         The Senior Credit Facilities are secured by a security interest in substantially all of the real and personal property, tangible and intangible, of the Company and its domestic subsidiaries, as well as a pledge of all of the stock of such domestic subsidiaries. The Senior Credit Facilities are also guaranteed by all of the domestic subsidiaries of the Company.

         The Senior Credit Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments, enter into sale and lease-back transactions, make certain acquisitions, engage in merger or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. In addition, under the Senior Credit Facilities, the Company is required to comply with specified financial ratios and tests, including a minimum net worth test, a minimum fixed charge coverage ratio, a minimum interest coverage ratio and a leverage ratio.

         The information set forth above is qualified in its entirety by reference to (i) the Merger Agreement, a copy of which is incorporated by reference herein as Exhibit 2.1, and (ii) the Amended and Restated Credit Agreement, a copy of which is filed herewith as Exhibit 10.1.

ITEM 5.  OTHER EVENTS

The Recapitalization

     On July 28, 1998, the Company repurchased (the "Stock Repurchase") 6,535,072 shares of its common stock owned by Windmere-Durable Holdings, Inc. pursuant to a Stock Agreement dated as of May 6, 1998 (the "Windmere Stock Agreement") by and among the Company, Windmere and the Company's executive officers. Prior to the Stock Repurchase, Windmere owned approximately 50% of the Company's outstanding common stock. The price for the Stock Repurchase was $12 per share in cash plus a $15.0 million subordinated promissory note (the "Junior Subordinated Note"). The Junior Subordinated Note matures on January 31, 2005 and bears interest at 4.0% per annum payable annually. This Note is subject to offsets of interest and principal equal to 5% of the total purchase price paid by us for product purchases from Windmere and its affiliates during the term of the note. During fiscal 1998, the Company purchased approximately $27.1 million of products from Windmere. The principal amount of the Junior Subordinated Note is also subject to reduction in the event the Company's supply agreement with Kmart is terminated for any reason.

     In connection with the Stock Repurchase:

     - Windmere effectively repaid (the "Note Repayment") in full its promissory note (the "Windmere Note") in the principal amount of approximately $10.8 million, which note Windmere issued to the Company in July, 1996;

     - The Company purchased (the "Option Repurchase") for approximately $3.3 million Windmere's option to purchase up to 458,500 shares of our common stock, which option we granted to Windmere in July, 1996; and

     - Windmere and the Company agreed to continue various commercial and other arrangements, including a fee agreement relating to our supply agreement with Kmart, subject to certain modifications.

     The Stock Repurchase, the Option Repurchase and the Note Repayment are collectively referred to herein as the "Repurchase."

     On July 28, 1998, the Company entered into a Credit Agreement dated as of July 27, 1998 (the "Credit Agreement") among the Company, Lehman Brothers Inc., as arranger, and Lehman Commercial Paper Inc., as syndication agent. The Credit Agreement provided for $215.0 million in senior secured credit facilities consisting of a $90.0 million Tranche A Term Loan (the "Tranche A Term Loan"), a $75.0 million Delayed Draw Term Loan (the "Delayed Draw Term Loan") and a $50.0 million revolving credit facility (the "Old Revolving Credit Facility").

     On July 28, 1998, the Company also issued (the "Convertible Preferred Stock Issuance") $40.0 million of our Series A Voting Convertible Preferred Stock (the "Convertible Preferred Stock") to affiliates of Centre Partners Management LLC ("Centre Partners") in connection with a Stock Purchase Agreement dated July 15, 1998 (the "Preferred Stock Agreement"). The Convertible Preferred Stock is generally non-dividend bearing and is currently convertible into 2,352,941 shares of the Company's common stock (reflecting a $17 per share conversion price). Centre Partners is a private investment firm that manages the commitments and assets of Centre Capital Investors II, L.P. and related entities. Centre Capital Investors II, L.P. is a $450 million private equity fund raised in 1995. Since its inception in 1986, Centre Partners and its predecessors have invested more than $1.8 billion in nearly 50 separate investments.

The Repurchase, borrowings under the Old Credit Agreement and the Convertible Preferred Stock Issuance are collectively referred to herein as the "Recapitalization."

     The Company used borrowings of $90.0 million under the Tranche A Term Loan and the net proceeds from the Convertible Preferred Stock Issuance to:

     - pay the cash portion of the purchase price for the Stock Repurchase in an amount equal to approximately $70.8 million (which amount is net of $10.8 million due and owing by Windmere to us under the Windmere Note, which note was cancelled at the closing of the Stock Repurchase),

     - refinance all outstanding indebtedness under the Company's Amended and Restated Loan and Security Agreement dated July 30, 1997 (the "Old Credit Agreement") between us and our previous lender in an amount equal to approximately $51.7 million, and

     - pay fees and expenses relating to the Recapitalization.

The Financing

     On December 16, 1998, the Company completed the private offering of $125 million of 10 3/4% Senior Subordinated Notes (the "Notes") due 2005 (the "Financing"). The Company used the aggregate gross proceeds of the Financing:

     - to repay a total of approximately $110.0 million of outstanding indebtedness under the Credit Agreement, consisting of $90.0 million under the Tranche A Term Loan and approximately $20.0 million under the Old Revolving Credit Facility, together with accrued interest of approximately $0.8 million with respect to the indebtedness being repaid;

     - to pay fees and expenses incurred in connection with the Financing; and

     - for working capital and general corporate purposes.

Upon the repayment of the Tranche A Term Loan, such facility was permanently terminated.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      Financial Statements of Business Acquired

         The audited consolidated balance sheets of Toastmaster as of December 31, 1997 and 1996, the audited consolidated statements of operations, of stockholders' equity and of cash flows of Toastmaster for the years ended December 31, 1997, 1996 and 1995, the notes related thereto, and the Independent Auditors' Report thereto, are filed herewith.

         The unaudited consolidated balance sheets of Toastmaster as of September 30, 1998 and the unaudited consolidated statements of operations and cash flows of Toastmaster for the nine months ended September 30, 1998 and 1997, and the notes thereto, are filed herewith.

         (b)      Pro Forma Financial Information

         The unaudited pro forma condensed consolidated balance sheet of the Company as of September 26, 1998, and the related unaudited pro forma condensed statements of operations for the fiscal year ended June 27, 1998 and the three months ended September 26, 1998, and the notes thereto, are filed herewith.

         (c)      Exhibits

Exhibit No.            Description
-----------            -----------
2.1                    Agreement and Plan of Merger dated  August 26, 1998 among
                       Salton/Maxim Housewares, Inc., Columbia Acquisition Corp.
                       and Toastmaster Inc. Incorporated by reference from the Company's Current Report on Form 8-K dated August 26,
                       1998.

10.1 Amended and Restated Credit Agreement dated as of January 7, 1999 by and among Salton/Maxim Housewares, Inc., the several banks and other financial institutions or entities from time to time parties thereto; Lehman Brothers, Inc., as advisor, arranger and book runner, Lehman Commercial Paper Inc., as syndication agent and administrative agent, and Fleet National Bank, as documentation agent.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Toastmaster Inc.:

     We have audited the accompanying consolidated balance sheets of Toastmaster Inc. as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Toastmaster Inc. at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Kansas City, Missouri
February 25, 1998

                               TOASTMASTER, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                   1997              1996
                                                               ------------      ------------
                                     ASSETS
Current assets:
  Cash......................................................   $    178,030      $     97,466
  Accounts receivable, less allowances for doubtful
     accounts, sales discounts and returns of $2,714,000 in
     1997 and $2,674,000 in 1996 (note 3 and 7).............     42,396,253        42,703,845
  Inventories (notes 2 and 3)...............................     31,825,621        34,476,696
  Deferred income taxes (note 4)............................             --         2,279,741
  Prepaid expenses and other current assets.................      2,144,645           794,104
  Income taxes receivable...................................      4,070,503           768,428
                                                               ------------      ------------
     Total current assets...................................     80,615,052        81,120,280
Property, plant and equipment, at cost (note 3):
  Land......................................................        927,584           926,282
  Buildings.................................................      9,884,855         9,057,296
  Machinery and equipment...................................     45,660,717        42,327,069
                                                               ------------      ------------
                                                                 56,473,156        52,310,647
  Less accumulated depreciation.............................     37,210,559        33,785,477
                                                               ------------      ------------
     Net property, plant and equipment......................     19,262,597        18,525,170
Goodwill, net of accumulated amortization of $1,283,192 in
  1997 and $1,170,572 in 1996...............................      3,265,499         3,378,119
Other assets................................................      3,148,340         1,830,134
                                                               ------------      ------------
                                                               $106,291,488      $104,853,703
                                                               ============      ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 3)...........   $  2,104,149      $  2,144,643
  Accounts payable..........................................      4,382,729         3,755,131
  Accrued advertising.......................................      2,528,768         2,970,125
  Accrued warranty and product liability....................      4,630,160         4,200,000
  Accrued vacation..........................................      1,161,698         1,379,717
  Other accrued liabilities.................................      4,616,748         4,800,785
  Deferred income taxes (note 4)............................      1,455,992                --
                                                               ------------      ------------
     Total current liabilities..............................     20,880,244        19,250,401
Long-term debt, excluding current installments (note 3).....     42,597,072        44,611,075
  Deferred income taxes (note 4)............................        800,607           579,466
  Other liabilities.........................................        695,448           249,111
                                                               ------------      ------------
     Total liabilities......................................     64,973,371        64,690,053
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized, none issued................................             --                --
  Common stock, $.10 par value; 20,000,000 shares
     authorized, 7,596,775 shares issued....................        759,677           759,677
  Additional paid-in capital................................     25,343,543        25,339,958
  Retained earnings.........................................     15,877,723        14,591,056
  Minimum pension liability adjustment......................       (356,854)         (227,321)
  Foreign currency translation..............................        (18,457)          (11,666)
                                                               ------------      ------------
                                                                 41,605,632        40,451,704
  Treasury stock, at cost, 57,325 shares in 1997 and 58,525
     in 1996................................................       (287,515)         (288,054)
                                                               ------------      ------------
     Total stockholders' equity.............................     41,318,117        40,163,650
                                                               ------------      ------------
Commitments and contingencies (note 6)......................   $106,291,488      $104,853,703
                                                               ============      ============

          See accompanying notes to consolidated financial statements.

                               TOASTMASTER, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                          1997              1996              1995
                                                      ------------      ------------      ------------
Net sales.......................................      $154,346,785      $163,049,140      $188,509,337
Cost of sales (note 9)..........................       125,464,731       142,458,084       156,310,057
                                                      ------------      ------------      ------------
Gross profit....................................        28,882,054        20,591,056        32,199,280
Selling, general and administrative expenses....        22,669,161        23,640,864        25,011,365
                                                      ------------      ------------      ------------
Operating income (loss).........................         6,212,893        (3,049,808)        7,187,915
Other expense
  -- interest...................................         4,062,561         4,392,994         4,923,160
Other income
  -- interest...................................           638,669            32,247            25,055
                                                      ------------      ------------      ------------
Income (loss) before income taxes...............         2,789,001        (7,410,555)        2,289,810
Income tax expense (benefit) (note 4)...........           889,251        (2,719,913)          956,066
                                                      ------------      ------------      ------------
Net income (loss)...............................      $  1,889,750      $ (4,690,642)     $  1,333,744
                                                      ============      ============      ============
Basic and diluted earnings (loss) per common
  share.........................................      $        .25      $       (.62)     $       0.18
Weighted average shares used in computation:
  Basic earnings per common share...............         7,538,455         7,538,250         7,560,267
  Diluted earnings per common share.............         7,545,794         7,538,250         7,560,267

          See accompanying notes to consolidated financial statements.

                               TOASTMASTER, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                            1997             1996             1995
                                                         -----------      -----------      -----------
Common stock:
  Beginning and end of year........................      $   759,677      $   759,677      $   759,677
                                                         -----------      -----------      -----------
Additional paid-in capital:
  Beginning of year................................       25,339,958       25,339,958       25,339,958
  Sale of 1,200 shares of treasury stock...........            3,585               --               --
                                                         -----------      -----------      -----------
  End of year......................................       25,343,543       25,339,958       25,339,958
                                                         -----------      -----------      -----------
Retained earnings:
  Beginning of year................................       14,591,056       19,885,776       19,159,164
  Net income (loss)................................        1,889,750       (4,690,642)       1,333,744
  Cash dividends ($.08, $.08 and $.08 per share)...         (603,083)        (604,078)        (607,132)
                                                         -----------      -----------      -----------
  End of year......................................       15,877,723       14,591,056       19,885,776
                                                         -----------      -----------      -----------
Minimum pension liability adjustment (note 5):
  Beginning of year................................         (227,321)        (267,078)        (281,456)
  Adjustment.......................................         (129,533)          39,757           14,378
                                                         -----------      -----------      -----------
  End of year......................................         (356,854)        (227,321)        (267,078)
                                                         -----------      -----------      -----------
Foreign currency translation:
  Beginning of year................................          (11,666)          (8,649)         (54,725)
  Adjustment.......................................           (6,791)          (3,017)          46,076
                                                         -----------      -----------      -----------
  End of year......................................          (18,457)         (11,666)          (8,649)
                                                         -----------      -----------      -----------
Treasury stock:
  Beginning of year................................         (288,054)        (288,054)         (17,695)
  Purchase of 50,900 shares........................               --               --         (270,359)
  Sales of 1,200 shares of treasury stock..........              539               --               --
                                                         -----------      -----------      -----------
  End of year......................................         (287,515)        (288,054)        (288,054)
                                                         -----------      -----------      -----------
          Total end of year........................      $41,318,117      $40,163,650      $45,421,630
                                                         ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                               TOASTMASTER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                        1997             1996             1995
                                                    -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...............................    $   1,889,750    $  (4,690,642)   $   1,333,744
Adjustments to reconcile net income (loss) to
  net cash from operating activities:
  Depreciation and amortization.................        3,621,668        4,148,456        4,372,493
  Gain on sale of property, plant and
     equipment..................................          (25,209)         (13,671)        (241,825)
  Deferred income taxes.........................        4,029,737       (1,933,677)        (397,817)
  Restructuring charge..........................          122,547        7,600,000               --
  Changes in assets and liabilities:
     Accounts receivable........................          307,592       21,800,263          (57,756)
     Inventories................................        1,797,453       (1,137,300)      (2,005,928)
     Prepaid expenses and other current
       assets...................................       (1,350,541)        (207,460)          30,851
     Other assets...............................         (120,081)         (65,033)         197,044
     Accounts payable...........................          627,598       (2,188,267)      (2,495,509)
     Accrued advertising and other
       liabilities..............................         (513,815)      (2,475,806)         741,637
     Income taxes...............................       (3,302,075)      (2,109,089)         476,437
                                                    -------------    -------------    -------------
     Total adjustments..........................        5,194,874       23,418,416          619,627
                                                    -------------    -------------    -------------
     Net cash flows provided by operating
       activities...............................        7,084,624       18,727,774        1,953,371
                                                    -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment......       (4,372,380)      (4,484,999)      (3,248,827)
Proceeds from sale of property, plant and
  equipment.....................................           28,567           29,895          943,372
                                                    -------------    -------------    -------------
     Net cash flows used in investing
       activities...............................       (4,343,813)      (4,455,104)      (2,305,455)
                                                    -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit agreements.......      155,588,324      172,649,840      193,441,044
Repayments of revolving credit agreements.......     (155,505,295)    (188,213,336)    (190,149,814)
Proceeds from long-term debt....................               --        4,119,052           55,353
Repayments of long-term debt....................       (2,137,526)      (2,165,933)      (2,145,965)
Dividends on common stock.......................         (603,083)        (604,078)        (607,132)
Sale (purchase) of treasury stock...............            4,124               --         (270,359)
                                                    -------------    -------------    -------------
     Net cash flows provided by (used in)
       financing activities.....................       (2,653,456)     (14,214,455)         323,127
                                                    -------------    -------------    -------------
Foreign currency translation adjustment.........           (6,791)          (3,018)          46,076
  Net increase in cash..........................           80,564           55,197           17,119
Cash at beginning of year.......................           97,466           42,269           25,150
                                                    -------------    -------------    -------------
Cash at end of year.............................    $     178,030    $      97,466    $      42,269
                                                    =============    =============    =============
Cash paid during the year for:
  Interest......................................    $   3,996,000    $   4,393,000    $   4,861,000
  Income taxes..................................    $     222,000    $   1,323,000    $     877,000

          See accompanying notes to consolidated financial statements.

                               TOASTMASTER, INC.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)  FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements include the accounts of Toastmaster Inc. and its wholly-owned subsidiary, Toastmaster de Mexico S.A. de C.V., referred to collectively herein as the "Company." All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

(B)  OPERATIONS

     The Company manufactures small electrical kitchen and household appliances and time products sold under the Toastmaster(R) and Ingraham(R) labels. The Company has manufacturing facilities in Missouri and North Carolina. Although the Company has long-established relationships with many of its customers, the Company does not have long-term contracts with any of its customers. A significant concentration of the Company's business activity is with entities whose ability to meet their obligations with the Company is dependent upon prevailing economic conditions within the retail industry.

     The Company recognizes sales revenue when products are shipped. Net sales reflect a reduction of amounts related to product returns, sales discount programs, outbound freight and certain allowances for advertising, the latter of which are accounted for by certain competitors as "advertising" expense. The Company views these amounts as price reductions, thereby reducing net sales and lowering gross profits, as well as selling, general and administrative expense.

(C)  INVENTORIES

     Inventories are valued at the lower of cost, determined by the last-in, first-out (LIFO) method, or market.

(D)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost of acquisition or construction. Maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized as additions to the appropriate asset accounts. Upon sale or retirement of assets, the cost and related accumulated depreciation applicable to such assets are removed from the accounts and any resulting gain or loss is reported in the statements of operations.

(E)  DEPRECIATION

     The Company depreciates property, plant and equipment over the useful lives of the various assets which range from three to forty years, using principally the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

(F)  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for subsequent changes in tax rates is recognized in income in the period that includes the tax rate change.

(G)  RESEARCH AND DEVELOPMENT

     Research and development costs, which are included in selling, general and administrative expenses, aggregated $457,000, $573,000 and $399,000 in 1997, 1996 and 1995, respectively.

(H)  INTANGIBLE ASSETS

     The excess of the cost of the acquisition of the Company over the estimated fair value of the net assets acquired (goodwill) is being amortized on a straight-line basis over forty years.

     Costs associated with obtaining financing arrangements are included in other assets and are being amortized over the term of the related borrowings.

(I)  EMPLOYEE BENEFIT PLANS

     The Company has noncontributory retirement plans covering salaried and hourly employees. The policy of the Company is to fund retirement costs in amounts sufficient to satisfy the minimum funding requirements under Employee Retirement Income Security Act (ERISA) guidelines.

(J)  PRODUCT WARRANTIES

     The Company provides for estimated future costs that will be incurred under product warranties presently in force.

(K)  SELF-INSURANCE

     The Company maintains a self-insurance program for health claims and workers' compensation claims of all covered employees. The Company accrues estimated future costs that will be incurred for existing employee claims. The Company does not provide any post-retirement health care benefits.

(L)  PRODUCT LIABILITY CLAIMS

     The Company is involved in product liability litigation arising in the normal course of business and purchases product liability insurance coverage. A liability is recognized for product liability claims when payment for such claims is determined to be probable and the amount can be reasonably estimated, after consideration of the applicable insurance coverages and deductibles.

(M)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore can not be determined with precision. Changes in assumptions could effect the estimates. The fair market value of the Company's financial instruments approximates the carrying value.

(N)  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities in foreign currencies are translated into dollars at rates prevailing at the balance sheet date. The net exchange differences resulting from these translations are reported in stockholders' equity. Revenues and expenses are translated at average rates for the year. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. The net losses resulting from foreign currency transactions were $269,000, $64,000 and $189,000 in 1997, 1996 and 1995, respectively.

(O)  USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(P)  ADVERTISING COSTS

     Advertising costs are expensed as incurred and amounted to $7,714,000, $8,491,000 and $8,918,000 in 1997, 1996 and 1995, respectively.

(Q)  STOCK OPTION PLANS

     Prior to January 1, 1996 the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123,Accounting for Stock-Based Compensation, which permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the accounting provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(R)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     Long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value of the assets.

(S)  EARNINGS PER COMMON SHARE

     Prior to December 31, 1997 the Company computed earnings per share (EPS) in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share and related interpretations. As such, primary earnings per common share was based on the weighted average number of common shares outstanding, giving effect to common stock equivalents (stock options), if dilutive. On December 31, 1997 the Company adopted SFAS No. 128,Earnings per Share, which replaces the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. Previously reported EPS information has been restated to reflect the adoption of SFAS No. 128. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

     For the years ended December 31, 1997, 1996 and 1995 there are no differences between the numerator used in computing basic and diluted earnings per share which represents the net earnings of the Company. For the years ended December 31, 1997, 1996 and 1995 the denominator used in computing basic earnings per share represents the weighted average number of common shares outstanding (7,538,455 shares -- 1997, 7,538,250 shares -- 1996, 7,560,267 shares -- 1995). The denominator used in computing diluted earnings per share represents the weighted average number of common shares outstanding used for purposes of the basic earnings per share computation increased to reflect the potential dilution under the treasury stock method of the outstanding stock options (7,339 shares in 1997 and 0 shares in 1996 and 1995).

(T)  ENVIRONMENTAL REMEDIATION LIABILITIES

     Environmental remediation liabilities are accrued when probable and reasonably estimable.

(U)  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

(2)  INVENTORIES

     A summary of inventories is as follows:

                                                                  1997           1996
                                                               -----------    -----------
Raw materials..............................................    $ 5,143,145    $ 4,329,623
Work-in-process............................................      1,813,409      2,500,575
Finished goods.............................................     24,869,067     27,646,498
                                                               -----------    -----------
       Total...............................................    $31,825,621    $34,476,696
                                                               ===========    ===========

     If the first-in, first-out (FIFO) method of inventory valuation had been used, inventories at December 31, 1997 and 1996 would have been approximately $652,000 and $1,800,000 higher than reported. Net income for the year ended December 31, 1997 would have been approximately $738,000 lower than reported and net income for the years ended December 31, 1996 and 1995 would have been approximately $71,000 and $173,000 higher than reported, respectively.

     During 1997 and 1996, LIFO inventory layers were reduced. These reductions resulted in charging lower inventory costs prevailing in previous years to cost of goods sold in 1997 and 1996, thus reducing cost of goods sold by $114,000 and $344,000, respectively, below the amount that would have resulted from liquidating inventory recorded at December 31, 1997 and 1996 prices, respectively.

(3)  LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                  1997           1996
                                                               -----------    -----------
Borrowings under revolving credit agreements...............    $35,286,620    $35,203,495
Term note, monthly payments of $154,762 plus interest,
  balance of $1,798,000 due in November 2001...............      7,369,046      9,226,190
Other......................................................      2,045,555      2,326,033
                                                               -----------    -----------
  Total long-term debt.....................................     44,701,221     46,755,718
Less current portion.......................................      2,104,149      2,144,643
                                                               -----------    -----------
                                                               $42,597,072    $44,611,075
                                                               ===========    ===========

     The Company has a revolving credit and term loan agreement which expires in November 2001. The agreement, as modified, provides for borrowings of up to $85,000,000 (including the balance of the term loan) from June 1 through January 31 or $60,000,000 from February 1 through May 31, or eligible accounts receivable and inventory, as described therein. At December 31, 1997, the Company could borrow an additional $10,300,000 under the agreement.

     Borrowings under the revolving credit agreement generally bear interest at prime plus .75% (9.25% at December 31, 1997), with the option to elect the London Interbank Offering Rate (LIBOR) plus 2.25% (8.1875% at December 31,
1997). The Company had borrowings of $35,286,620 at December 31, 1997 under the LIBOR option. The Company may elect to pay interest on a specified amount of borrowings (not less than $4,000,000 or more than $12,000,000) at a fixed rate based on the U.S. treasury note yield to maturity plus 2.5%. The interest period for any fixed rate loan must be no less than one year.

     At December 31, 1997, the Company had borrowed $7,369,046 under the term loan provisions of the agreement, $469,046 of which bears interest at 9.50% and $6,900,000 of which bears interest at 8.3125%.

     The annual interest rate on any loan under the agreement shall not be less than 5%. The Company must also pay a 1/2% annual fee, paid monthly on the unused portion of the revolving credit agreement. Advances under the revolving credit agreement are secured by accounts receivable, inventory and property, plant and equipment. The agreement contains restrictions as to maintenance of net worth and certain financial ratios, minimum levels of income and working capital, payment of cash dividends or purchases of treasury stock, additions to property, plant and equipment and incurrence of additional indebtedness. At December 31, 1997, the Company is in compliance with these covenants and has retained earnings available for dividends of $1,247,000.

     Aggregate long-term debt maturities at December 31, 1997, including the revolving credit agreement which expires in 2001, are as follows:

                            YEAR                                  AMOUNT
                            ----                                -----------
1998........................................................    $ 2,104,149
1999........................................................      3,655,694
2000........................................................      1,857,144
2001........................................................     37,084,234
                                                                -----------
                                                                $44,701,221
                                                                ===========

     The Company has obtained guarantees for letter of credit, primarily for importing purposes, up to $8,000,000. Outstanding letters of credit at December 31, 1997 and 1996 aggregated approximately $982,000 and $709,000, respectively.

     The fair market value of the Company's revolver and term notes approximated their carrying value at December 31, 1997. Other long-term debt with a carrying amount of $2,045,555 had a fair value of $2,057,329 at December 31, 1997.

(4)  INCOME TAXES

     The components of income tax expense (benefit) are shown below:

                                                      1997           1996           1995
                                                   -----------    -----------    ----------
Current:
  Federal......................................    $(2,903,272)   $  (735,825)   $1,238,132
  State........................................       (237,297)       (72,774)      107,664
                                                   -----------    -----------    ----------
Total Current..................................     (3,140,569)      (808,599)    1,345,796
                                                   -----------    -----------    ----------
Deferred:
  Federal......................................      3,727,294     (1,757,303)     (361,945)
  State........................................        312,526       (154,011)      (27,785)
                                                   -----------    -----------    ----------
Total deferred.................................      4,039,820     (1,911,314)     (389,730)
                                                   -----------    -----------    ----------
Total income tax expense.......................    $   899,251    $(2,719,913)   $  956,066
                                                   ===========    ===========    ==========

     The actual income tax expense differs from the expected expense computed by applying the statutory federal rate of 34% to pre tax income for the following reasons:

                                                        1997          1996          1995
                                                      ---------    -----------    --------
Computed "expected" expense (benefit).............    $ 948,260    $(2,519,589)   $778,539
Amortization of goodwill..........................       38,291         38,291      38,291
State income tax expense (benefit), net...........       49,651       (112,700)     47,190
(Income) loss of foreign subsidiary...............     (138,720)       (46,699)     86,700
Other.............................................        1,769        (79,214)      5,346
                                                      ---------    -----------    --------
Actual income tax expense (benefit)...............    $ 899,251    $(2,719,913)   $956,066
                                                      =========    ===========    ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                       1997           1996
                                                                    -----------    -----------
    Deferred income tax assets:
      Inventories...............................................    $ 1,102,290    $ 1,482,408
      Accrued liabilities.......................................      2,082,141      2,710,118
      Allowances for doubtful accounts, sales discounts and
         returns................................................             --        602,992
      Other.....................................................        348,998             --
                                                                    -----------    -----------
    Total gross deferred assets.................................      3,533,429      4,795,518
                                                                    -----------    -----------
    Deferred income tax liabilities:
      Property, plant and equipment.............................       (800,607)      (579,466)
      Inventories...............................................     (3,389,671)    (2,515,777)
      Allowances for doubtful accounts, sales discounts and
         returns................................................     (1,393,652)            --
      Interest receivable.......................................       (206,098)            --
                                                                    -----------    -----------
    Total gross deferred liabilities............................     (5,790,028)    (3,095,243)
                                                                    -----------    -----------
    Net deferred tax asset (liability)..........................    $(2,256,599)   $ 1,700,275
                                                                    ===========    ===========

     A valuation allowance for deferred tax assets was not necessary at December 31, 1997 or 1996. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

(5)  EMPLOYEE BENEFIT PLANS

     Substantially all of the Company's employees are covered by two defined benefit pension plans.

     The following items are components of net pension cost:

                                                       1997          1996          1995
                                                    -----------    ---------    -----------
Service cost -- benefits earned during the
  year..........................................    $   632,271    $ 555,874        550,436
Interest cost on projected benefit obligation...        675,117      612,287        548,626
Actual return on plan assets....................     (1,244,075)    (788,136)    (1,323,955)
Net amortization and deferral...................        493,786      124,964        799,328
                                                    -----------    ---------    -----------
Net pension cost................................    $   557,099      504,989    $   574,435
                                                    ===========    =========    ===========

     The following table sets forth the plans' funded status:

                                                                 1997             1996
                                                              -----------      -----------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits
  of $8,018,907 and $6,630,660............................    $ 8,998,156      $ 7,476,284
Additional benefits based on future salary levels.........      1,130,555          908,352
                                                              -----------      -----------
Projected benefit obligation..............................     10,128,711        8,384,636
Plan assets at fair market value..........................      9,119,571        7,564,007
                                                              -----------      -----------
Plan assets less than projected benefit obligation........      1,009,140          820,629
Unrecognized net loss (gain) from experience different
  from that assumed.......................................       (246,146)         134,977
Unrecognized net transition asset being amortized over
  approximately fifteen years.............................        323,288          397,922
Additional pension liability in excess of unrecognized
  prior service cost......................................        565,817          364,792
                                                              -----------      -----------
Accrued pension cost recorded in other accrued liabilities
  in the accompanying balance sheets......................    $ 1,652,099      $ 1,718,320
                                                              ===========      ===========

     Under the requirements of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," an additional minimum pension liability for one plan, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 1997 and 1996.

     The plans' assets consist of a balanced portfolio of investments in money market, common stock, bond and real estate funds. The discount rate and the rate of increase in future compensation levels used to determine the actuarial present value of the projected benefit obligation were 7.0% and 5% for 1997 and 7.5% and 5% for 1996. The expected long-term rate of return on plan assets was 9%.

     The Company has a cash incentive program for certain key employees. Under the terms of the plan, cash awards are made based upon the achievement of certain corporate and individual performance goals. Awards in total are limited to not more than 5% of the Company's earnings before interest and taxes. No awards were earned under the program in 1997 or 1996.

     The Company maintains a defined contribution savings plan covering substantially all employees. The plan is funded through employee and voluntary employer contributions. The Company accrued contributions of $140,000, $140,000 and $125,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company has adopted an incentive stock option plan (the ISO Plan), a Nonemployee Director Stock Option Plan (the Directors' Plan) and a Non-Statutory Stock Option Plan (the Non-Statutory Plan). Under the ISO Plan, options to acquire a total of 111,000 shares of the Company's common stock were granted to certain employees, 46,000 in 1993, 52,500 in 1994 and 12,500 in 1997. The
options vest over five years, with 20% cumulative vesting each year and expire six years after the date of grant. The options granted in 1997 allow the holders to acquire stock for $3.4375 per share, which was the fair market value of the stock when the options were granted. In 1997, the exercise price and exercise period for options granted in 1993 and 1994 and still held by active employees were amended. The exercise price was reduced to $3.4375 per share, which was the fair market value of the stock on the effective date of the amendment, and the exercise period was extended an additional year to six years. Under the Directors' Plan, options to acquire a total of 15,000 shares of common stock were granted to nonemployee directors in 1993. The options vest immediately, expire five years after the date of grant and allow the holders to acquire stock for $7.375 per share, which was the fair market value of the stock when the options were granted. Also under the Directors' Plan, options to acquire a total of 15,000 additional shares of common stock were granted to nonemployee directors in 1997. The options vest immediately, expire five years after the date of grant and allow the holders to acquire stock for $3.4375 per share, which was the fair market value of the stock when the options were granted. At December 31, 1997 and 1996, there were options on 93,000 shares and 88,000 shares, respectively, outstanding of which 55,700 shares and 43,300 shares, respectively, were exercisable at $3.4375 and $7.375 per share, respectively under the ISO Plan. At December 31,1997 there were options on 30,000 shares, outstanding and exercisable (15,000 at $3.4375 per share and 15,000 at $7.375 per share) under the Directors' Plan. At December 31, 1996 there were 15,000 shares outstanding and exercisable at $7.375 per share under the Director's Plan. No options have been granted under the Non-Statutory Plan.

     In 1994, the Company adopted a supplemental executive retirement plan ("SERP") for certain officers of the Company who were unable to participate in the Company's qualified defined benefit plan beginning January 1, 1989, because of changes in the tax laws which imposed certain antidiscrimination requirements upon qualified plans. The SERP provides for a normal retirement benefit for each of the officers. Early retirement benefits under the SERP would be actuarially adjusted to reflect the earlier commencement of the benefit. The SERP is funded by the purchase of life insurance policies to be held in trust. The Company reimburses the participants for the current tax recognition resulting from insurance policy purchases. The respective costs are being amortized over a five year vesting employment period of the participants. The expense for this plan was approximately $407,000, $401,000 and $484,000 for 1997, 1996 and 1995,
respectively.

(6)  COMMITMENTS AND CONTINGENCIES

(A)  LEASES

     The Company leases certain equipment under operating lease agreements. Rent expense was approximately $1,250,000, $1,139,000 and $853,000 for the years ended December 31, 1997, 1996 and 1995.

     Future lease commitments under long-term, noncancelable operating leases are as follows:

YEAR                                                              AMOUNT
----                                                            ----------
1998........................................................    $  817,000
1999........................................................       631,000
2000........................................................       488,000
2001........................................................       445,000
2002........................................................       436,000
Thereafter..................................................       540,000
                                                                ----------
                                                                $3,357,000
                                                                ==========

     It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 1998.

(B)  CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

     The Company is a party to environmental proceedings at two sites and is investigating the need for remediation at two additional facilities of the Company. The Company has accrued approximately $200,000 for the anticipated future costs of investigation and remediation. Although such costs could exceed that amount, the Company believes that any such excess will not have a material impact on the Company's financial position or results of operations.

(7)  SIGNIFICANT CUSTOMER AND FOREIGN OPERATIONS

     One customer accounted for approximately 27%, 27% and 29% of net sales for the years ended December 31, 1997, 1996 and 1995, respectively. As of December 31, 1997 accounts receivable from a single customer comprised 19% of total accounts receivable and accounts receivable denominated in foreign currencies amounted to approximately $4.0 million.

     Income (loss) before income taxes attributable to Toastmaster de Mexico S.A. de C.V. amounted to $408,000 in 1997, $236,000 in 1996 and ($255,000) in
1995.

(8)  UNAUDITED QUARTERLY FINANCIAL DATA

                                                                  QUARTER
                                                  ----------------------------------------
                                                   FIRST     SECOND      THIRD     FOURTH
                                                  -------    -------    -------    -------
1997:
  Net sales.....................................  $26,315    $27,757    $44,209    $56,066
  Gross profit..................................    4,134      4,967      8,639     11,142
  Income (loss) before income taxes.............   (1,782)    (1,131)     2,123      3,579
  Net income (loss).............................   (1,141)      (712)     1,410      2,333
  Basic and diluted earnings (loss) per common
     share......................................    (0.15)     (0.09)      0.19       0.30
1996:
  Net sales.....................................  $26,738    $32,634    $49,321    $54,356
  Gross profit..................................    3,359      4,282      9,573      3,377
  Income (loss) before income taxes.............   (2,605)    (2,042)     1,481     (4,245)
  Net income (loss).............................   (1,654)    (1,312)       950     (2,675)
  Basic and diluted earnings (loss) per common
     share......................................     (.22)      (.17)       .13       (.36)
1995:
  Net sales.....................................  $30,827    $36,528    $56,356    $64,798
  Gross profit..................................    4,196      5,267      9,759     12,977
  Income (loss) before income taxes.............   (1,559)      (939)     1,550      3,238
  Net income (loss).............................   (1,091)      (608)       962      2,071
  Basic and diluted earnings (loss) per common
     share......................................     (.14)      (.08)       .13        .27

(9)  RESTRUCTURING

     The Company completed the process of restructuring its product lines and operations in 1997. The Company disposed of its environmental products line and discontinued the production of certain kitchen countertop appliances and time products. The inventory and manufacturing equipment related to these products will be disposed of through normal channels of distribution and sale and abandonment, respectively.

     Restructuring charges incurred in the fourth quarter of 1996 consisted of inventory valuation charges of $5,666,000, anticipated losses on the disposal of fixed assets of $1,684,000 and accrued expenses of $250,000. Total restructuring charges in 1996 amounted to $7,600,000 before income taxes and are recorded in cost of sales.

     Additional restructuring charges of $123,000 were incurred in 1997 for anticipated losses on the disposal of fixed assets and are recorded in cost of sales. At December 31, 1997, accrued restructuring expenses amounted to $127,000.

(10)  ACCOUNTING FOR STOCK BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for 1997 awards and amendments under these plans consistent with the methodology presented in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced by approximately $47,500 in 1997 or $0.01 for basic and diluted earnings per common share. The fair value of the options granted and amended during 1997 is estimated at values ranging from $0.62 to $1.03, on the dates of grant or amendment using the Black-Scholes option-pricing model with the following assumptions: dividend rate of $0.02 per share, volatility of 33.47%, risk-free interest rate ranging between 5.88% and 6.31% and an expected life ranging between 1.5 and 4.0 years.

     Pro forma net income reflects only options granted or amended since December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

                                TOASTMASTER INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 (UNAUDITED)
                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    1998             1997
                                                                -------------    ------------
ASSETS
Cash........................................................      $    356         $    178
Accounts receivable, less allowances........................        34,903           42,396
Inventories
  Finished goods............................................        38,677           26,029
  Raw matl., WIP............................................         8,225            7,157
  LIFO/inventory valuation
          Total inventory...................................        45,984           31,826
Deferred income tax.........................................             0                0
Prepaid expenses............................................         2,077            2,145
Income taxes receivable.....................................         5,645            4,070
                                                                  --------         --------
          Total current assets..............................        89,091           80,615
Property, plant and equipment
  Land......................................................           928              928
  Buildings.................................................        10,602            9,885
     Less: accumulated depreciation.........................        (5,781)          (5,393)
  Machinery & equipment.....................................        39,759           45,661
     Less: accumulated depreciation.........................       (28,433)         (31,818)
                                                                  --------         --------
       Net property, plant & equipment......................        17,075           19,263
Goodwill, net of accumulated amortization...................         3,181            3,265
Other assets................................................         3,129            3,148
                                                                  --------         --------
                                                                  $112,476         $106,291
                                                                  ========         ========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................      $  2,054         $  2,104
  Accounts payable..........................................         7,812            4,383
  Accrued expenses..........................................        12,138           12,936
  Deferred income taxes.....................................         1,456            1,456
                                                                  --------         --------
          Total current liabilities.........................        23,460           20,879
Long term debt, excl. current installments..................        50,135           42,597
Deferred income taxes.......................................           801              801
Other liabilities...........................................           805              695
                                                                  --------         --------
          Total liabilities.................................        75,201           64,972
                                                                  --------         --------
Stockholders' equity:
  Common stock, $.10 par value..............................           760              760
  Additional paid-in capital................................        25,340           25,344
  Retained earnings.........................................        11,905           15,878
  Accumulated other comprehensive income....................          (492)            (375)
                                                                  --------         --------
                                                                    37,513           41,607
  Treasury stock............................................          (238)            (288)
                                                                  --------         --------
          Total stockholders' equity........................        37,275           41,319
                                                                  --------         --------
                                                                  $112,476         $106,291
                                                                  ========         ========

                            See accompanying notes.

                                TOASTMASTER INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    (UNAUDITED)
                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                                --------------------
                                                                 1998         1997
                                                                -------      -------
Net sales...................................................    $92,923      $98,281
Cost of sales...............................................     80,094       80,539
                                                                -------      -------
  Gross profit..............................................     12,829       17,742
Selling, general and administrative expenses................     15,430       16,101
                                                                -------      -------
  Operating income (loss)...................................     (2,601)       1,640
Other income -- Interest....................................          0          343
Other expense -- Interest...................................      2,821        2,775
                                                                -------      -------
  Income (Loss) before income taxes.........................     (5,422)        (791)
Income tax expense (benefit)................................     (1,905)        (348)
                                                                -------      -------
     Net income (loss)......................................    $(3,517)     $  (443)
                                                                =======      =======
Basic earnings (loss) per common share......................    $ (0.47)     $ (0.06)
Diluted earnings (loss) per common share....................    $ (0.46)     $ (0.06)
Weighted average shares used in computation:
  Basic earnings per common share...........................      7,547        7,538
  Diluted earnings per common share.........................      7,588        7,542

                            See accompanying notes.

                                TOASTMASTER INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      (UNAUDITED)
                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                ------------------------
                                                                  1998           1997
                                                                ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $  (3,517)     $    (443)
Adjustments to reconcile net loss to net cash from operating activities:
  Depreciation and amortization.............................        2,911          2,814
  Loss on sale of property, plant and equipment.............          (26)             0
  Restructuring charge......................................            0            123
  Accounts receivable.......................................        7,493          2,554
  Inventories...............................................      (14,284)        (7,750)
Prepaid expenses & other current assets.....................          (68)        (1,311)
Other assets................................................           15           (166)
Accounts payable............................................        2,429          4,972
Accrued liabilities.........................................         (688)        (1,000)
Income taxes................................................       (1,575)          (348)
                                                                    2,605           (120)
                                                                ---------      ---------
     Net cash flows used in operating activities............       (6,122)          (563)
                                                                ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..................       (1,349)        (3,423)
Proceeds from sale of property, plant and equipment.........          688              0
                                                                ---------      ---------
     Net cash flows used in investing activities............         (661)        (3,423)
                                                                ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit agreement....................      111,128        106,005
Repayments of revolving credit agreement....................     (102,044)       (99,946)
Stock options exercised.....................................           43              0
Dividends paid..............................................         (453)          (453)
Repayment of long-term debt.................................       (1,596)        (1,608)
                                                                ---------      ---------
     Net cash flows provided by financing activities........       (7,078)        (3,778)
                                                                ---------      ---------
Foreign currency translation adjustment.....................         (117)            (3)
     Net increase (decrease) in cash........................         (178)           (15)
Cash at beginning of period.................................          178             97
                                                                ---------      ---------
Cash at end of period.......................................    $     356      $     112
                                                                =========      =========
Cash paid during the period for:
     Interest...............................................    $   2,736      $   2,699
     Income taxes...........................................    $       0      $       0

                            See accompanying notes.

                                TOASTMASTER INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1. The accompanying financial statements as of September 30, 1998 and September 30, 1997 and for the nine months then ended are unaudited. The balance sheet as of December 31, 1997 has been derived from the audited balance sheet as of that date. The consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. These financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 1997 and notes thereto contained in the Company's Annual Report to Shareholders incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1997. The results of operations for the interim periods shown are not necessarily indicative of the results for the entire fiscal year ending December 31, 1998.

     2. The loan and security agreement between the Company and Fleet Capital Corporation, as described in note 3 in the Notes to Consolidated Financial Statements contained in the Company's Annual Report to Shareholders, was amended as of March 11, 1998. The amendment reduced by .5% the interest rate under the London Interbank Offering Rate (LIBOR) option for borrowings under the revolving credit and term loan provisions of the agreement. The Company was not in compliance with Sec. 9.3(C), Quarterly Pre-Tax Earnings, for the nine months ended September 30, 1998. A waiver has been obtained for this non-compliance as of September 30, 1998.

     3. Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The adjustments that were previously made through stockholders' equity for the minimum pension liability and foreign currency adjustments will now be disclosed as other comprehensive income. For the nine months ended September 30, 1998, other comprehensive loss was $117 thousand and the total comprehensive loss was $3,634 million. For the nine months ended September 30, 1997, other comprehensive loss was $3 thousand and the total comprehensive loss was $440 thousand.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following presents certain unaudited pro forma condensed consolidated financial information of the Company for the periods ended and as of the dates indicated. The unaudited pro forma condensed consolidated statement of operations data for the fiscal year ended June 27, 1998 give effect to (1) the Recapitalization and the Financing and (2) the Recapitalization, the Financing and the Toastmaster Acquisition, in each case as if such transactions had occurred on June 29, 1997. The unaudited pro forma condensed consolidated statement of operations data for the thirteen weeks ended September 26, 1998 give effect to (1) the Financing and (2) the Financing and the Toastmaster Acquisition, in each case as if such transactions had occurred on June 29, 1997. The offering is not contingent upon the consummation of the Toastmaster Acquisition. The unaudited pro forma condensed consolidated balance sheet data gives effect to (1) the Financing and (2) the Financing and the Toastmaster Acquisition, in each case as if they had occurred on September 26, 1998.

     The unaudited pro forma condensed consolidated financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial information is for informational purposes only and does not purport to represent what the Company's results of operations or financial position would have actually been had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated. In preparing the pro forma financial information, the Company believes it has utilized reasonable methods to conform the basis of presentation of each of Salton's and Toastmaster's historical financial statements. The Toastmaster Acquisition has been accounted for herein by the purchase method of accounting. The pro forma information reflects preliminary estimates of the allocation of the purchase price and is subject to final determination. The pro forma information does not reflect cost savings expected by the Company's management to be achieved over time following the Toastmaster Acquisition. These cost savings include: (1) more favorable product pricing and other terms through the outsourcing of products overseas; and (2) advertising, ocean freight, warehousing and corporate overhead expenses. Salton's ability to recognize certain of these cost savings will depend to a significant extent on its ability to successfully integrate the operations of Salton and Toastmaster and other factors, including economic conditions and the retail environment.

                         SALTON/MAXIM HOUSEWARES, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 26, 1998

                                                                                                 PRO FORMA      PRO FORMA FOR
                                              PRO FORMA                                       ADJUSTMENTS FOR   FINANCING AND
                               HISTORICAL    ADJUSTMENTS       PRO FORMA       HISTORICAL       TOASTMASTER      TOASTMASTER
                               SALTON(1)    FOR FINANCING    FOR FINANCING   TOASTMASTER(2)     ACQUISITION      ACQUISITION
                               ----------   -------------    -------------   --------------   ---------------   -------------
                                                                   (Dollars in thousands)
ASSETS:
Current Assets:
  Cash.......................   $  1,017      $125,000(3)      $ 11,120         $    356         $ 45,000(5)      $     --
                                               (20,000)(3)                                         54,539(5)
                                                (4,088)(3)                                        (53,200)(5)
                                               (90,000)(3)                                        (50,135)(5)
                                                  (809)(3)                                         (2,054)(5)
                                                                                                   (5,297)(5)
                                                                                                     (329)(5)
  Accounts receivable, net
    allowances...............     65,708            --           65,708           34,903               --          100,611
  Inventories................     93,151            --           93,151           46,110              792(4)       140,053
  Prepaid expenses and other
    current assets...........      2,668            --            2,668            2,077               --            4,745
  Income taxes receivable....         --            --               --            5,645               --            5,645
  Deferred tax assets........      4,213            --            4,213               --           (1,773)(10)       2,440
                                --------      --------         --------         --------         --------         --------
        Total current
          assets.............    166,757        10,103          176,860           89,091          (12,547)         253,494
Property, plant and
  equipment..................     23,154            --           23,154           51,289               --           74,443
Less accumulated
  depreciation...............    (15,180)           --          (15,180)         (34,214)              --          (49,394)
                                --------      --------         --------         --------         --------         --------
  Net property, plant and
    equipment................      7,974            --            7,974           17,075               --           25,049
Intangibles, net and other
  assets.....................      8,797         4,088(3)        12,885            6,310           27,343(6)        44,033
                                                                                                   (2,505)(7)
                                --------      --------         --------         --------         --------         --------
        Total assets.........   $183,528      $ 14,191         $197,719         $112,476         $ 12,381         $322,576
                                ========      ========         ========         ========         ========         ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Current Liabilities:
  Accounts payable...........   $ 21,787      $     --         $ 21,787         $  7,812         $     --         $ 29,599
  Accrued expenses...........     16,690          (809)(3)       15,881           12,138              671(9)        28,690
  Revolving line of credit...     20,000       (20,000)(3)           --               --           54,539(5)        54,539
  Current portion of long
    term debt................      5,000        (5,000)(3)           --            2,054           (2,054)(5)           --
  Deferred income taxes......         --            --               --            1,456           (1,456)(10)          --
                                --------      --------         --------         --------         --------         --------
        Total current
          liabilities........     63,477       (25,809)          37,668           23,460           51,700          112,828
Non-current deferred tax
  liability..................        567            --              567              801             (909)(8)          459
Other non-current
  liabilities................         --            --               --              805            4,000(9)         4,805
Long term debt...............     85,000       125,000(3)       125,000           50,135          (50,135)(5)      170,000
                                               (85,000)(3)                                         45,000(5)
Note payable to Windmere.....      8,907            --            8,907               --               --            8,907
                                --------      --------         --------         --------         --------         --------
        Total liabilities....    157,951        14,191          172,142           75,201           49,656          296,999
Stockholders' Equity:
  Convertible preferred
    stock....................
  Common stock...............        131            --              131              760             (760)(11)         131
  Treasury stock.............    (90,804)           --          (90,804)            (238)             238(11)      (90,804)
  Accumulated other
    comprehensive income.....         --            --               --             (492)             492(11)           --
  Additional paid-in
    capital..................     90,484            --           90,484           25,340          (25,340)(11)      90,484
  Retained earnings..........     25,766            --           25,766           11,905          (11,905)(11)      25,766
                                --------      --------         --------         --------         --------         --------
        Total stockholders'
          equity.............     25,577            --           25,577           37,275          (37,275)          25,577
                                --------      --------         --------         --------         --------         --------
        Total liabilities and
          stockholders'
          equity.............   $183,528      $ 14,191         $197,719         $112,476         $ 12,381         $322,576
                                ========      ========         ========         ========         ========         ========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         SALTON/MAXIM HOUSEWARES, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                           OPERATIONS AND OTHER DATA
                        FISCAL YEAR ENDED JUNE 27, 1998

                                                                                                                    PRO FORMA FOR
                                            PRO FORMA                                              PRO FORMA      RECAPITALIZATION,
                                         ADJUSTMENTS FOR     PRO FORMA FOR                      ADJUSTMENTS FOR     FINANCING AND
                            HISTORICAL   RECAPITALIZATION   RECAPITALIZATION     HISTORICAL       TOASTMASTER        TOASTMASTER
                            SALTON(1)     AND FINANCING      AND FINANCING     TOASTMASTER(2)     ACQUISITION        ACQUISITION
                            ----------   ----------------   ----------------   --------------   ---------------   -----------------
                                                                    (Dollars in thousands)
STATEMENT OF OPERATIONS:
Net sales:................   $305,599              --           $305,599          $159,602               --           $465,201
Cost of goods sold........    179,376          (1,353)(12)       178,023           120,245               --            298,268
Distribution expenses.....     12,327              --             12,327             9,683               --             22,010
                             --------        --------           --------          --------          -------           --------
  Gross profit............    113,896           1,353            115,249            29,674               --            144,923
Selling, general and
  administrative
  expenses................     84,216              --             84,216            22,434              651(15)        106,401
                                                                                                       (900)(16)
                             --------        --------           --------          --------          -------           --------
  Operating income........     29,680           1,353             31,033             7,240              249             38,522
Interest expense net......     (5,333)        (10,250)(13)       (15,583)           (3,800)          (4,088)(17)       (23,471)
Other expense.............         --              --                 --              (785)              --               (785)
Costs associated with
  refinancing.............     (1,133)             --             (1,133)               --               --             (1,133)
Realized gain on sale of
  marketable securities...      8,972              --              8,972                --               --              8,972
                             --------        --------           --------          --------          -------           --------
  Income before income
    taxes.................     32,186          (8,897)            23,289             2,655           (3,839)            22,105
Income taxes (benefit)....     12,205          (3,381)(14)         8,824               806           (1,895)(14)         7,735
                             --------        --------           --------          --------          -------           --------
  Net income..............   $ 19,981        $ (5,516)          $ 14,465          $  1,849          $(1,944)          $ 14,370
                             ========        ========           ========          ========          =======           ========
OTHER DATA:
EBITDA(18)................   $ 33,981                           $ 35,334          $ 10,941                            $ 47,175
EBITDA margin(19).........       11.1%                              11.6%              6.9%                               10.1%
Depreciation and
  amortization............   $  4,301                           $  4,301          $  3,701                            $  8,653
Cash interest
  expense(20).............      6,056                             15,155             3,920                              23,367
Capital expenditures......      4,565                              4,565             3,529                               8,094
Ratio of EBITDA to cash
  interest expense........                                           2.3x                                                  2.0x
Ratio of net debt to
  EBITDA(21)..............                                           3.5x                                                  4.9x

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         SALTON/MAXIM HOUSEWARES, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                           OPERATIONS AND OTHER DATA
                    THIRTEEN WEEKS ENDED SEPTEMBER 26, 1998

                                                                                                                  PRO FORMA
                                                                                                 PRO FORMA           FOR
                                               PRO FORMA                                      ADJUSTMENTS FOR   FINANCING AND
                                HISTORICAL    ADJUSTMENTS      PRO FORMA       HISTORICAL       TOASTMASTER      TOASTMASTER
                                SALTON(1)    FOR FINANCING   FOR FINANCING   TOASTMASTER(2)     ACQUISITION      ACQUISITION
                                ----------   -------------   -------------   --------------   ---------------   -------------
                                                                   (Dollars in thousands)
STATEMENT OF OPERATIONS:
Net sales:....................   $104,388            --        $104,388         $38,875               --          $143,263
Cost of goods sold............     55,004            --          55,004          31,989               --            86,993
Distribution expenses.........      3,609            --           3,609           2,635               --             6,244
                                 --------       -------        --------         -------            -----          --------
  Gross profit................     45,775            --          45,775           4,251               --            50,026
Selling, general and
  administrative expenses.....     27,780            --          27,780           5,567              163(15)        33,260
                                                                                                    (250)(16)
                                 --------       -------        --------         -------            -----          --------
  Operating income............     17,995            --          17,995          (1,316)              87            16,766
Interest expense net..........     (2,399)       (1,386)(13)     (3,785)         (1,059)            (992)(17)       (5,836)
Other expense.................         --            --              --              --               --                --
                                 --------       -------        --------         -------            -----          --------
  Income before income
    taxes.....................     15,596        (1,386)         14,210          (2,375)            (905)           10,930
Income taxes (benefit)........      4,777          (527)(14)      4,250            (752)            (472)(14)        3,026
                                 --------       -------        --------         -------            -----          --------
  Net income (loss)...........   $ 10,819       $  (859)       $  9,960         $(1,623)           $(433)         $  7,904
                                 ========       =======        ========         =======            =====          ========
OTHER DATA:
EBITDA(18)....................   $ 19,239                      $ 19,239         $  (352)                          $ 19,137
EBITDA margin(19).............       18.4%                         18.4%            (.9)%                             13.4%
Depreciation and
  amortization................   $  1,244                      $  1,244         $   964                           $  2,371
Cash interest expense(20).....      2,412                         3,652             930                              5,705
Capital expenditures..........        589                           589             246                                835
Ratio of LTM EBITDA to cash
  interest expense(22)........                                      3.0x                                               2.2x
Ratio of net debt to LTM
  EBITDA(21)..................                                      2.7x                                               4.4x

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         SALTON/MAXIM HOUSEWARES, INC.
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

     The unaudited pro forma condensed consolidated financial statements have been adjusted for the items set forth below. Such adjustments with respect to the Toastmaster Acquisition reflect management's preliminary assessments and assumptions of the fair value of the assets acquired and the liabilities assumed relating to the Toastmaster Acquisition and are therefore subject to adjustment upon completion of the Company's planned due diligence procedures. Such adjustments, however, are not expected to have a material impact on the accompanying pro forma condensed consolidated financial statements. The Toastmaster financial statements used to prepare the pro forma adjustments are unaudited and have been conformed to the Company's fiscal period and basis of presentation. Such conformed financial statements do not exclude from or include more than once sales or income from any period.

      1. Represents the historical financial position of the Company as of September 26, 1998 and the consolidated results of operations for the fiscal year ended June 27, 1998 and the thirteen weeks ended September 26, 1998. The Recapitalization occurred on July 28, 1998. Accordingly, the historical financial position of the Company as of September 26, 1998 and the historical results of operations for the thirteen weeks ended September 26, 1998, include the effects of the Recapitalization.

      2. Represents the historical financial position of Toastmaster as of September 30, 1998 and the consolidated results of operations for the twelve months ended June 30, 1998 and the three months ended September 30, 1998.

BALANCE SHEET

      3. Reflects the following in connection with the Financing: (a) the receipt of aggregate gross proceeds of $125,000 from the issuance of the Notes; (b) the payment and recording of $4,088 of deferred financing fees and expenses relating to the Financing and the Credit Agreement; (c) the repayment of the $90,000 Tranche A Term Loan of which $5,000 is classified as the current portion of long-term debt;
         (d) the repayment of $20,000 under the Old Revolving Credit Facility; and (e) the payment of $809 of accrued interest.

      4. Adjustment reflects the Company's estimate of the fair market value of Toastmaster's inventories in accordance with the Company's accounting policies. Salton accounts for inventories on a FIFO basis compared to Toastmaster's historical practice of accounting for inventories on a LIFO basis.

      5. Reflects the following in connection with the Toastmaster Acquisition:
         (a) the borrowing of $45,000 under the Tranche B Term Loan; (b) the borrowing of $54,539 under the Revolving Credit Facility; (c) the cash payment of $53,200 of the purchase price for Toastmaster; (d) the cash payments of $50,135 and $2,054 to retire all of Toastmaster's outstanding indebtedness under its revolving line and credit agreement and mortgage, respectively; (e) the cash payment of $329 for accrued interest on Toastmaster's outstanding indebtedness being repaid; and
         (f) the cash payment of $5,297 for professional fees and certain employee termination costs associated with the Toastmaster Acquisition.

      6. To eliminate Toastmaster's pre-existing goodwill balance of $3,181 and to adjust to the excess of the purchase price of the Toastmaster Acquisition over the fair value of the net assets acquired, which will likely be recorded as goodwill. Goodwill is determined as follows:

         Cash paid to Toastmaster shareholders.......................  $53,200
         Professional and finder's fees..............................    7,225
         Certain employee termination costs..........................    3,072
                                                                       -------
                   Total purchase price..............................   63,497
         Less estimated fair value of net assets acquired............  (32,973)
                                                                       -------
           Goodwill..................................................  $30,524
                                                                       =======

         Goodwill is expected to be amortized on a straight-line basis over 40 years and other intangibles, primarily trademarks, from 20 to 40 years. However management has yet to determine all identifiable intangible assets and upon further investigation such assets may have differing determinable lives. The Company will evaluate the net realizable value of intangible assets on an ongoing basis relying on a number of factors, including operating results and future undiscounted cash flows.

      7. Reflects a reduction of Toastmaster deferred issuance costs associated with the repayment of debt and the reduction of other assets to fair market value.

      8. Records noncurrent deferred tax asset related to the write-off of other intangibles and records the net noncurrent deferred tax liability.

      9. Reflects finder's fees to unaffiliated parties associated with the Toastmaster Acquisition and cash payment for accrued interest on Toastmaster outstanding indebtedness.

     10. Records deferred tax liability related to the mark-up of Toastmaster's inventory of $317 and reclassification of current deferred tax liabilities to a reduction of current deferred tax assets of $1,456.

     11. Reflects the elimination of Toastmaster's historical stockholders' equity.

STATEMENT OF OPERATIONS

     12. Reflects 5.0% of fiscal year 1998 purchases made by the Company from Windmere which are recorded as a reduction in interest and principal related to the Junior Subordinated Note and as an associated reduction in cost of goods sold. During fiscal 1998, the Company purchased approximately $27,100 of products from Windmere.

     13. Interest expense is adjusted to reflect:

         A.  For fiscal year ended June 27, 1998 -

             (1) $14,018 of cash interest expense resulting from the following borrowings:

                                                                                   ASSUMED
                                                                                   INTEREST   INTEREST
                                DEBT INSTRUMENT                AVERAGE PRINCIPAL     RATE     EXPENSE
                                ---------------                -----------------   --------   --------
                  The Notes..................................      $125,000        10.750%    $13,438
                  Old Revolving Credit Facility..............         8,436         6.875%        580

             (2) the elimination of $5,647 of historical interest incurred on indebtedness outstanding under the Company's prior credit agreement, which indebtedness was paid in full in connection with the Recapitalization.

             (3) the amortization of financing costs of $1,151 over the life of the indebtedness; and

             (4) $728 of interest expense related to the Junior Subordinated
                 Note.

         B. For thirteen weeks ended September 26, 1998 -

            (1) $3,401 of cash interest expense resulting from the following borrowings:

                                                                                       ASSUMED
                                                                                       INTEREST   INTEREST
                DEBT INSTRUMENT                                    AVERAGE PRINCIPAL     RATE     EXPENSE
                ---------------                                    -----------------   --------   --------
                The Notes........................................      $125,000        10.750%     $3,359
                Old Revolving Credit Facility....................         2,453         6.875%         42

            (2) the elimination of (i) $360 of historical interest incurred on indebtedness outstanding under the Company's prior credit agreement, which indebtedness was paid in full in connection with the Recapitalization, and (ii) $1,801 of historical interest incurred on indebtedness outstanding under the Credit Agreement.

            (3) the amortization of financing of $146 over the life of the indebtedness; and

     14. Income tax expense is adjusted to reflect the income tax effects of pro forma adjustments based upon an assumed tax rate of 38% and anticipated permanent differences.

     15. A. For fiscal year ended June 27, 1998

            Reflects amortization of goodwill, less $112 of historical Toastmaster goodwill amortization.

         B. For thirteen weeks ended September 26, 1998

            Reflects amortization of goodwill, less $28 of historical Toastmaster goodwill amortization.

     16. Eliminates salaries and benefits for certain executive officers of Toastmaster whose employment will terminate upon consummation of the Toastmaster Acquisition.

     17. Interest expense is adjusted to reflect:

         A. For fiscal year ended June 27, 1998 -

            (1) $8,212 of cash interest resulting from the following borrowings:

                                                                                         ASSUMED
                                                                                         INTEREST   INTEREST
                DEBT INSTRUMENT                                      AVERAGE PRINCIPAL     RATE     EXPENSE
                ---------------                                      -----------------   --------   --------
                Tranche B Term Loan................................       $45,000         8.25%      $3,713
                Revolving Credit Facility..........................       $54,539         8.25%      $4,499

            (2) the elimination of $4,124 of historical interest on the existing
                Toastmaster debt.

         B. For thirteen weeks ended September 26, 1998 -

            (1) $2,053 of cash interest resulting from the following borrowings:

                                                                                         ASSUMED
                                                                                         INTEREST   INTEREST
                DEBT INSTRUMENT                                      AVERAGE PRINCIPAL     RATE     EXPENSE
                ---------------                                      -----------------   --------   --------
                Tranche B Term Loan................................       $45,000         8.25%      $  928
                Revolving Credit Facility..........................       $54,539         8.25%      $1,125

            (2) the elimination of $1,061 of historical interest on the existing
                Toastmaster debt.

OTHER DATA

     18. EBITDA represents operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted measure to provide information regarding a company's ability to pay interest, repay debt or make capital expenditures. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, the Company's calculation of EBITDA may differ from that performed by other companies, and thus the amounts disclosed for EBITDA may not be directly comparable to similarly titled measures disclosed by other companies.

     19. EBITDA margin represents EBITDA as a percentage of net sales.

     20. Cash interest expense is defined as interest expense less amortization of debt issuance costs.

     21. Net debt represents total debt less cash and marketable securities.

     22. Reflects data for the latest twelve months ended ("LTM") September 26, 1998.

                                    SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          SALTON/MAXIM HOUSEWARES, INC.


                                          /s/ WILLIAM B. RUE
                                          -------------------------------------
                                          William B. Rue
Dated:  January 12, 1999                  President and Chief Operating Officer

                                  EXHIBIT INDEX

Exhibit No.            Description
-----------            -----------

2.1 Agreement and Plan of Merger dated August 26, 1998 among Salton/Maxim Housewares, Inc., Columbia Acquisition Corp. and Toastmaster Inc. Incorporated by Reference from the Company's Current Report on Form 8-K dated August 26, 1998.

10.1 Amended and Restated Credit Agreement dated as of January 7, 1999 by and among Salton/Maxim Housewares, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as advisor, arranger and book runner, Lehman Commercial Paper Inc., as syndication agent and administrative agent, and Fleet National Bank, as documentation agent.





                                      -10-